Exhibit 10.1

Delivery Date: December 23, 2016

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into by and between United Community Bancorp, an Indiana corporation its affiliates, subsidiaries, and divisions, including United Community Bank (collectively referred to herein as the “Company”), and Vicki A. March (the “Employee”). The Employee enters into this Agreement on behalf of the Employee, the Employee’s spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

WHEREAS, the Employee’s employment with the Company will end effective January 3, 2017 (“Separation Date”).

WHEREAS, the Company will provide the Employee with a lump sum payment in exchange for the release of any claims that the Employee may have against the Company, including any claims concerning the Employee’s employment with the Company or the Employee’s termination of employment, and the other promises contained in this Agreement.

WHEREAS, the Employee accepts the cash consideration offered hereby in return for the Employee signing a full release of any claims the Employee might have against the Company, including any claims concerning the Employee’s employment, Employee’s separation from service with the Company , and any claims for any benefits pursuant to that employment, and in return for the other promises contained in this Agreement.

WHEREAS, the Employee and the Company enter into this Agreement for the purpose of concluding and resolving all matters relating to the Employee’s employment with the Company, the terms and conditions of that employment, and the termination of that employment.

NOW, THEREFORE, in consideration of the mutual promises and commitments made herein, and intending to be legally bound hereby, the Employee and the Company agree as follows:

1.	Separation from Service.

(a)	The Employee’s employment with the Company will end on the Separation Date. Except as the Company and the Employee may mutually agree, after the Separation Date, it will not be necessary for the Employee to appear at the Company’s offices, and the Employee will not attempt to appear at the Company’s offices after that date. The Employee shall have no right to re-employment with the Company after the Separation Date.

(b)	As of the Separation Date, the Employment Agreement by and between the Employee and United Community Bank originally entered into effective July 1, 2005, amended and restated in its entirety effective December 30, 2008 and subsequently amended and restated in its entirety effective July 1, 2014 (“Bank Employment Agreement”) and the Employment Agreement by and between the Employee and United Community Bancorp originally entered into effective July 1, 2005, amended and restated in its entirety effective December 30, 2008 and subsequently amended and restated in its entirety effective July 1, 2014 (“Bancorp Employment Agreement”) shall terminate. The Employee shall have no rights to benefits or payments under the Bank Employment Agreement and Bancorp Employment Agreement after the Separation Date.

Delivery Date: December 23, 2016

2.	No Admission. Neither the Company’s signing of this Agreement nor any actions taken by the Company toward compliance with the terms of this Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Employee or that it has violated any federal, state, or local law.

3.	Consideration. In exchange for your executing this Agreement and abiding by its terms, the Company will pay you a lump sum equal to $196,000.00, less legally required withholdings. Once the Agreement becomes effective, as provided in Section 17 of this Agreement, the payment in this Section 3 will be made in the Company’s January 13, 2017 payroll period. If this Agreement does not become effective in accordance with Section 17, the Executive is entitled to no payment under this Agreement.

4.	General Releases. The Employee releases and forever discharges the Company, its past, present, and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, arising through the date the Employee executes this Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with the Employee’s employment, termination of employment with the Company, the Bank Employment Agreement or the Bancorp Employment Agreement. The Employee also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties, except that nothing in this release shall affect any rights the Employee may have under: (i) this Agreement; (ii) any funded retirement or 401(k) plan of the Company; (iii) any equity awards which will be treated in accordance with the terms of the Company’s equity plans and related agreements; or (iv) to COBRA health insurance benefits that are determined as described above. Without limitation, the Employee waives any right or claim to reinstatement of the Employee’s employment with the Company. The claims that the Employee is releasing include, but are not limited to: claims for wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; claims for unlawful conspiracy; discrimination, including any discrimination claim arising under the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended, 29 U.S.C. §2000e et seq.; the Federal Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. §206(d) et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Indiana Civil Rights Law, as amended, Ind. Code Ann. § 22-9-1-1 et seq.; any other federal, state, or local constitutional provision, statute, executive order, or ordinance relating to employment, or other civil rights violations; and any other claims whether based on contract or tort.

Delivery Date: December 23, 2016

5.	No Other Proceedings. The Employee represents that the Employee will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties (other than pursuing a claim for unemployment compensation benefits to which the Employee may be entitled) with respect to any claim that is released in this Agreement, including any matter arising out of or in connection with the Employee’s employment with the Company, termination of that employment, the Bank Employment Agreement or the Bancorp Employment Agreement. Should the Employee file or join in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that the Employee has released, or should such an action, claim, complaint, lawsuit, or proceeding be filed on the Employee’s behalf, the Employee agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court. If the Employee breaks this promise and files or joins in any action, claim, complaint, lawsuit, or proceeding based on any claim that the Employee has released, then the Employee will pay for all costs the Company or any of the other Released Parties incurs in defending against the Employee’s claim, including reasonable attorneys’ fees.

For the avoidance of doubt, this Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation, (a) any claims under Workers’ Compensation laws; or (b) the right to file a charge with the Equal Employment Opportunity Commission or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding, provided, however, that the Employee agrees that by signing this Agreement, the Employee relinquishes any right to receive any personal monetary relief or personal equitable relief with respect to any claim filed by the Employee or on the Employee’s behalf in any such proceeding. Additionally, nothing in this Agreement shall limit or restrict the Employee’s right under the ADEA to challenge the validity of this Agreement in a court of law. The Employee further understands that, under the law, the obligations to repay money received and to pay the Company's damages and costs in the event that the Employee breaches the Employee’s promise not to file a suit over released claims do not apply to claims under the ADEA. Therefore the financial obligations and costs, damages, or attorney’s fees identified in this Section would not apply to a suit filed solely under the ADEA, but the Employee nevertheless understands that the waivers and releases under Section 4 still apply to ADEA claims and that the Employee has waived all ADEA  claims as part of this Agreement and that in any suit brought under the ADEA, the Employee would not be entitled to any damages or other relief unless this Agreement and the waivers contained in it were deemed to be unlawful or otherwise invalid.

6.	No Sale of Claim. The Employee represents that the Employee has not given or sold any portion of any claim discussed in this Agreement to anyone else.

Delivery Date: December 23, 2016

7.	Confidential Information; Return of Property.

(a)	The Employee acknowledges that during the course of the Employee’s employment with the Company, the Employee has been entrusted with certain personnel, legal, business, financial, technical, and other proprietary information and materials that are the property of the Company and that involve confidential information concerning, among other things, the Company’s dealings, the Company’s customers, vendors, employees, agents, and patrons. The protection of confidential business information is vital to the interests and success of the Company. Therefore, the Employee agrees and promises that the Employee will not communicate or disclose to any third party, or use for the Employee’s own benefit, without the prior written consent of the Company, any of the above-mentioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through no fault of the Employee. In the event the disclosure of such information is required by law, the Employee agrees that the Employee will give immediate written notice to the Company as to enable it to seek an appropriate protective order.

(b)	The Employee represents that the Employee has returned or will return no later than five (5) days after the Separation Date, to the Company the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company that are or were subject to the Employee’s access, custody, or control, regardless of the sources from which such records were obtained, together with all notes and summaries relating thereto. Additionally, the Employee represents that the Employee has returned to the Company all keys, security cards, passwords, and other means of access to the Company’s offices and other facilities.

(c)	The Employee shall also immediately return to the Company any and all computer hardware, equipment, and software belonging to the Company, including any and all program and/or data disks, manuals, and all hard copies of Company information and data, and shall disclose to the Company any and all passwords utilized by the Employee with regard to the Company’s computer hardware and software so that the Company has immediate, full, and complete access to all of the Company’s data and information stored, used, and maintained by the Employee, or to which the Employee had access.

(d)	The Employee shall also immediately return to the Company any other property of the Company except as provided in this Agreement.

(e)	The Employee acknowledges that the Employee’s obligations under this Agreement are in addition to those obligations the Employee has under applicable law in respect of trade secrets and other legally protected information and those arising under the Employee’s duty of loyalty owed to the Company.

(f)	This Section does not preclude the Employee from using information in the public domain, or from using the Employee’s personal knowledge and experience acquired both prior to and during the Employee’s employment with the Company, in any future employment situation, except as the Employee’s use of such information is limited by Section 7(e) above.

Delivery Date: December 23, 2016

8.	Confidentiality of this Agreement. The Employee agrees to keep the terms and the fact of this Agreement completely confidential, except as required by law, and except that the Employee may share the information with the Employee’s spouse, attorney, or tax advisor, who also will be informed of and be bound by this confidentiality provision, and except that the Employee shall inform (and the Company may inform) any future employer of the terms of the confidentiality promises and obligations contained in this Agreement. If the disclosure of the terms or fact of this Agreement is required by law, then the Employee will give immediate written notice to the Company as to enable it to seek an appropriate protective order.

9.	Non-Competition and Non-Solicitation.

(a)	The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that for a period of 12 months following the Separation Date (the “Restricted Period”), the Employee will not, whether on the Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly engage in any business that directly or indirectly competes in any material way with the primary business of the Company in any city in which the Company has a branch or administrative office.

(b)	During the Restricted Period, the Employee will not, whether on the Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly.

(i)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(ii)	hire any such employee who was employed by the Company or its affiliates as of the date of the Employee’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of the Employee’s employment with the Company.

The Employee has carefully read this Section 9 and having done so agrees that the geographical and durational restrictions set forth herein are fair and reasonable and are necessary for the protection of the legitimate business interests of the Company.

10.	No Disparaging Remarks. The Employee agrees not to make any negative, disparaging, denigrating, or derogatory remarks, either orally or in writing and whether true or not, about any of the Released Parties, or their business operations, policies, or practices, including, but not limited to, employment practices. The Employee represents and promises in this regard that the Employee shall not communicate, either directly or indirectly, with any media any negative, disparaging, denigrating, or derogatory remarks regarding any aspect of the Company’s business or regarding any non-public information about the Company or its owners, directors, employees, customers, vendors, or patrons. Negative, disparaging, denigrating, or derogatory remarks as used in this Section shall include, but not be limited to, any statements that may reasonably be considered to be detrimental to any of the Released Parties or to their business operations or to their business, professional, or personal reputations.

Delivery Date: December 23, 2016

11.	Cooperation. The Employee agrees to reasonably cooperate with the Company and its financial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while the Employee was employed by the Company. The Employee shall receive no additional compensation for rendering such services pursuant to this Section.

12.	Venue and Jurisdiction. The exclusive venue and jurisdiction for any litigation concerning this Agreement shall be the Circuit Court in Dearborn County, Indiana.

13.	Enforcement. If any court of competent jurisdiction determines that the Employee or the Company has violated any of the Employee’s or its promises or obligations contained in this Agreement, then the injured party shall be entitled to recover, in addition to its damages, all costs and expenses incurred in its enforcement efforts, including actual attorneys’ fees, from the violating party. In addition, the parties acknowledge and agree that a breach by a party of any of its promises or obligations contained in this Agreement shall cause the other party irreparable harm and that the other party and its affiliates shall be entitled to injunctive relief or any other equitable remedy, in addition to damages, for any such breach.

14.	Taxes. The Employee recognizes that the payments and benefits provided under this Agreement will result in taxable income to the Employee that the Company will report to appropriate taxing authorities. The Company shall have the right to deduct from any payment made under this Agreement any federal, state, local, or other income, employment, or other taxes it determines are required by law to be withheld with respect to such payments and benefits.

15.	Consultation with Counsel. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT THE EMPLOYEE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS THE EMPLOYEE DEEMED APPROPRIATE. The Employee understands, however, that whether or not to consult with an attorney is the Employee’s decision. The Employee agrees that the Company shall not be required to pay any of the Employee’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amount payable under Section 3 is in full and complete payment of all matters between the Employee and the Company, including, without limitation, attorneys’ fees and costs.

Delivery Date: December 23, 2016

16.	Period for Considering Company’s Offer / Right to Revoke Agreement. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN PROVIDED WITH A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS AGREEMENT. THE EMPLOYEE ALSO ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN FURNISHED WITH THE REQUIRED DISCLOSURE LIST OF JOB TITLES AND AGES OF ELIGIBLE EMPLOYEES AFFECTED BY THE TERMINATION OF EMPLOYMENT AND THOSE NOT SO AFFECTED. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED OF THE EMPLOYEE’S RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7)-DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT. TO REVOKE, THE EMPLOYEE MUST GIVE THE COMPANY WRITTEN NOTICE OF THE EMPLOYEE’S REVOCATION WITHIN THE SEVEN (7)-DAY REVOCATION PERIOD.

17.	Effective Date of Agreement. This Agreement becomes effective on the eighth (8th) day after the Employee signs and returns it to the Company, provided the Employee has not revoked this Agreement pursuant to Section 16. After the Employee signs and dates the Agreement, the Employee must return the Agreement to the Company representative noted in Section 20 below.

18.	No Reliance. The parties acknowledge that they execute this Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Agreement.

19.	Entire Agreement. This Agreement and the Policy contain the entire agreement between the parties concerning the subject matter of this Agreement, and this Agreement supersedes all prior negotiations, agreements, or understandings between the parties, except that any obligations of the Employee to the Company, under any agreement, policy, or other document in force on the Separation Date, that by their terms apply after the termination of her employment shall survive the execution of this Agreement and continue in full force and effect. No promises or oral or written statements have been made to the Employee other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.

20.	Notice. Any notice to be given under this Agreement shall be in writing and delivered personally, sent by a nationally recognized courier service or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give written notice of under this Agreement:

If to Employee, to:

Vicki A. March

9175 Holmes Hill Road

Aurora, IN 47001

If to the Company, to:

Elmer G. McLaughlin

President and Chief Executive Officer

United Community Bancorp

92 Walnut Street

Lawrenceburg, IN 47025

Any party may serve process in any matter relating to this Agreement in the same manner.

Delivery Date: December 23, 2016

21.	Governing Law. This Agreement shall be governed by the substantive laws of the State of Indiana without regard to conflicts of law principles.

22.	Headings. All descriptive headings of sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to any such heading.

23.	Inducement. To induce the Company to provide the Employee the consideration recited in this Agreement, the Employee voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited in this Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause the Employee to execute this Agreement. The Employee acknowledges that the payment provided in this Agreement is given to the Employee in exchange for executing this Agreement and abiding by its terms. The Employee further acknowledges that the payment provided in Section 3 of this Agreement is not required by the Company’s policies and procedures and constitutes value to which the Executive is not already entitled.

THE EMPLOYEE UNDERSTANDS THIS AGREEMENT CONTAINS A FINAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT THE EMPLOYEE CAN MAKE NO FURTHER CLAIM OF ANY KIND AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF ACTIONS OCCURRING THROUGH THE DATE THE EMPLOYEE EXECUTES THIS AGREEMENT.

THE EMPLOYEE AGREES THAT THE EMPLOYEE READ AND UNDERSTANDS THIS AGREEMENT, AND IS ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY COERCION.

/s/ Vicki A. March		Date: December 23, 2016
Vicki A. March

UNITED COMMUNITY BANCORP

By:	/s/ Elmer G. McLaughlin	Date: December 23, 2016
Title:	President and Chief Executive Officer

UNITED COMMUNITY BANK

By:	/s/ Elmer G. McLaughlin	Date: December 23, 2016
Title:	President and Chief Executive Officer

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